December 02, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Datum One Series Trust, formerly known as Brandes Investment Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13 (4) of Form N-CSR of the Datum One Series Trust, formerly known as Brandes Investment Trust, dated December 02, 2024.  We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

Los Angeles, California

Attachment

Brandes Investment Partners

Changes in and Disagreements with Accountants for Open-End Management Investment Companies

Starting August 5, 2024, in connection with the Reorganization noted above Deloitte & Touche LLP (“Deloitte”), became the independent registered public accounting firm of the Fund and replaced PricewaterhouseCoopers LLP as the Predecessor Fund’s accounting firm. Deloitte serves as the accounting firm for all funds in the Datum One Series Trust.

The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended September 30, 2022 and 2023 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During Fund’s fiscal years ended September 30, 2022 and September 30, 2023, or for the period from October 1, 2023 through August 5, 2024, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years. During the fiscal years ended September 30, 2022 and September 30, 2023, or for the period from October 1, 2023 through August 5, 2024, there have been no reportable events (as defined in S-K

304(a)(1)(v)).

The Fund has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 02, 2024, is filed as Exhibit a5 to this Form N-CSR.

During the fiscal years ended September 30, 2022 and September 30, 2023, or for the period from October 1, 2023 through August 5, 2024, the Fund has not consulted with Deloitte regarding any of the matters described in S-K 304(a)(2)(i) or S-K 304(a)(2)(ii).

PricewaterhouseCoopers LLP, 601 South Figueroa, Los Angeles, CA 90017                               T: (213) 356 6000, www.pwc.com/us